ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this “Agreement”) is entered into this 31st day of August, 2001 by and between AlphaNet Solutions, Inc., a New Jersey corporation (“Purchaser”), and Computer Horizons Corp, a New York Corporation (“Seller”).

BACKGROUND

        WHEREAS, Seller is engaged in the business, among others, of professional training and education of persons in the computer technology services industry (excluding the WebSphere and non-certified training, and any related materials, books, records, contracts or information ) (the “Training Business”);

        WHEREAS, based upon the representations, covenants, agreements and warranties herein made by Seller and subject to the terms and conditions contained in this Agreement, Purchaser wishes to purchase and acquire substantially all of the assets and business, but none of the liabilities, of Seller’s Training Business and to continue to operate the Training Business;

        WHEREAS, based upon the representations, covenants, agreements and warranties herein made by Purchaser, and subject to the terms and conditions contained in this Agreement, Seller wishes to sell, transfer, convey, assign and deliver to Purchaser the Training Business and substantially all of Seller’s assets, but none of the liabilities, connected solely to the Training Business, and

        WHEREAS, Seller and Purchaser wish to provide for the foregoing transactions.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth below, the parties hereto hereby agree as follows:

         1.     Assets

         1.1      Assets to be Sold.  Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 6.1 hereof) Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to Seller’s assets (wherever located, tangible and intangible, real, personal or mixed, whether known or unknown and whether or not carried on the books and records of Seller) that are solely used in the Training Business, and the Training Business (and the goodwill associated therewith) as a going concern (the “Assets”), including, but not limited to, the following, but excluding the Excluded Assets (as defined in Section 1.3 hereof) and excluding any liabilities associated with the Assets, including, without limitation, any employment or severance contracts/arrangements, buy and sell agreements, real estate or equipment finance leases, mortgages, secured or unsecured indebtedness, all tax liabilities, ongoing utility and maintenance expenses, vacation liabilities and any other amounts accrued to the benefit of Seller’s employees (hereinafter, the “Liabilities”), for all of which Liabilities Seller shall remain solely and exclusively responsible:

                      (a)  all of Seller's rights under all contracts, agreements, arrangements, commitments, instruments and understandings ("Contracts") to which Seller is a party which relate solely to the Training Business;

                     (b)  all of Seller's records, files, books, documents as they pertain to the Training Business, the current ICM Education 800 number, the current ICM Education web site and, to the extent legally possible, all related manufacturer/vendor certifications and authorizations and other data relating solely to the Training Business;

                     (c)  all of Seller's confidential data as it relates solely to the Training Business;

                     (d)  all municipal, state and federal franchises, permits, licenses and authorizations held or used by Seller as they relate solely to the Training Business;

                     (e)  all of Seller's copyrights, trademarks, service marks, trade names, domain names and URLS related to the Training Business, it being understood and agreed that Seller shall, at Seller’s sole expense, execute all such documents and take all such actions as are necessary or appropriate to effectuate the assignment to Purchaser of all of Seller’s rights, title and interests (hereinafter, “Intellectual Property Rights”) in and to the aforementioned.

         1.2      Other Included Assets:

                     (a)  Seller shall provide the services of Jeffrey Bryson for a transition period of two weeks after closing.

                     (b)  In the event Purchaser requires space in Seller's facilities, Seller shall provide, at a total rental rate of $5,345 per month, two classrooms --Training #1 (#159) and Training #2 (#160) --, a conference room (#189), one cubicle, one storage room, one client telephone room and a small lunch room (#151) at the CHC ICM facility in Princeton, NJ, and, if available, a third classroom, at a rental rate of $200 per day on an as needed basis. Upon expiration of the lease for the Princeton facility, the parties agree that if Seller renews the lease, and there is a rent increase, Buyer agrees to pay the pro-rated share of any rent increase. As part of the rental arrangement in Princeton, Seller shall make available to Purchaser space for one administrative person, secure storage, and use as needed of a conference room, and at the CHC Solutions Center in East Hanover, as available Seller shall provide at a rental rate of $200 per day use of one classroom and of the common areas. All rental arrangements described in this paragraph shall be a month-to-month basis.

                     (c)  On the condition that Purchaser achieves at least one million dollars in sales for private classes (documentation of revenue received to be provided to Seller on a quarterly basis post-closing) and makes the payment to Seller as set out in 2.2 below, Seller shall provide $30,000 to Purchaser to be used exclusively as “stay bonuses” to Charles James LaRusso, Kathi Harvey and Christine Boyer, provided that these designated eligible persons remain employed by Purchaser for one year from the date of the Closing and that any such monies paid to Purchaser by Seller under this provision are actually paid to those individuals.

                     (d)  Seller shall provide Purchaser at a cost to be agreed on by the parties, with all course materials and classroom training equipment being used in the Training Business as of the Closing Date.

         1.3      Excluded Assets.  Notwithstanding the terms of Section 2.0(a) hereof, the Seller shall not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, and the Assets shall not include, the Seller’s right, title and interest in and to any assets of the Seller that are not solely used in the Training Business, including, but not limited to, the following (the “Excluded Assets”):

                     (a)  The WebSphere Training Program;

         (b)   Non – Certified Training, except that those opportunities for non-certified desktop training which are secured by Seller post-closing shall be referred to Purchaser, and Seller shall receive a commission pursuant to a letter agreement which shall be developed on a case-by-case basis as needed when opportunities arise.

         2.     Consideration.

         2.1      Closing Payment.  As the total consideration for the Assets to be sold by Seller to Purchaser pursuant hereto at the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, $500,000 (the “Purchase Price”).

         2.2     Post Closing Payment.  For one year from the date of closing, Purchaser shall pay to Seller 10% of its sales of private classes to the named clients on Schedule 2.2 hereto from whom Seller was receiving private class revenue prior to the Closing Date.

         2.3     Adjustments for Prepaid Training.  Purchaser may deduct from amounts owing to Seller pursuant to paragraphs 2.1 and 2.2 above and/or Seller shall remit to Purchaser immediately on demand any amounts which clients have prepaid to Seller for classes or other training furnished or to be furnished by Purchaser, it being understood and agreed that, except as provided in this paragraph 2.3, Purchaser is not acquiring receivables from Seller, and all receivables owing to Seller prior to the Closing Date shall be remitted to Seller and all receivables owing on account of the Training Business on or after the Closing Date shall be remitted to Purchaser. In furtherance of the foregoing, Seller shall provide Purchaser on or before the Closing Date with a complete list of all prepaid training and related amounts.

         3.     Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows:

         3.1.     Corporate Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased and held by it and to carry on the Business as currently conducted by it. Seller is duly qualified to conduct business as a foreign corporation in the states listed on Schedule 3.1 hereto.

         3.2     Subsidiaries.  Except as set forth on Schedule 3.2 hereto, Seller does not directly or indirectly own any capital stock or other interest in any entity.

         3.3      Authorization and Effect of Agreement.  Seller has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by Seller. The execution and delivery by Seller of this Agreement and the performance by Seller of the transactions contemplated hereby to be performed by Seller have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

         3.4      Absence of Conflicts.  The execution and delivery of this Agreement by Seller does not, and the performance by Seller of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Seller or any Contract set forth on Schedule 3.12 hereto,(ii) any license, permit or approval (“Permit”) of any domestic or foreign court, government, governmental agency, authority or instrumentality (“Governmental Authority”), (iii) any domestic or foreign statute, law, ordinance, rule, regulation, order or common law obligation (“Law”) of any Governmental Authority issued or applicable to Seller or to any of its properties or assets, other than any such conflicts, violations or defaults which would not have a material adverse effect upon the business, financial condition or results of operations of Seller or the Business ( a “Material Adverse Effect”). No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby to be performed by it.

         3.5     Statement of Profit and Loss and Related Matters.  (a)  Set forth on Schedule 3.5(a) hereto is a statement of Profit and Loss pertaining to the Training Business as of July 31, 2001 (the “P&L”). The P&L was prepared in accordance with generally accepted accounting principles and presents fairly, in all material respects, the results of operations of the Training Business as of such date.

                (b)  Except as set forth on Schedule 3.5(b) hereto, and except for such transactions as are provided for in this Agreement, since July 31, 2001, Seller has conducted its business in the ordinary course and there has been no material adverse change in the business, financial position or results of operations of Seller.

         3.6     Compliance With Laws.  The Training Business is not being operated in violation of any applicable Law of any Governmental Authority or in violation of any Permit or other specific authorization issued by a Governmental Authority to Seller.

         3.7      Legal Proceedings.  Except as set forth on Schedule 3.7 hereto, there are no lawsuits or other legal proceedings pending against Seller or otherwise relating to the conduct of the Business or, to the knowledge of Seller, threatened in writing against Seller.

        3.8      Assets.  (a)  Seller owns all assets being sold in this transaction free and clear of all liens, claims or encumbrances of any nature whatsoever.

              (b)  Seller has good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its material properties and assets, including without limitation all property reflected on the Balance Sheet.

              (c)  Seller does not own any real property; however, the provision to Purchaser of the space required to made available to Purchaser in Purchaser’s Princeton and East Hanover, NJ facilities pursuant to paragraph 1.2 (b) hereof will not contravene the terms of any leases by which Seller is bound. Set forth on Schedule 3.8(c) hereto is a complete and correct list of all material real property (including buildings and structures) leased by Seller (including a brief description of the property and the name of the lessors).

         3.9      Intellectual Property.   Except as set forth on Schedule 3.9 hereto, Seller owns or possesses the right to use all trademarks, trade names, service marks, registered copyrights and applications therefor (collectively, “Intellectual Property Rights”) used in the Business. Except as set forth on Schedule 3.9 hereto, there has been no claim against Seller asserting a material conflict with the Intellectual Property Rights of others in connection with the conduct of the Business. Seller hereby agrees to defend, indemnify and hold harmless Purchaser from and against any claims of infringement disclosed on the said Schedule 3.9.

         3.10      Material Contracts.  Except as set forth on Schedule 3.10 hereto, Seller is not a party to any written (i) contract of employment, (ii) contract with any labor union, (iii) single contract for the purchase by Seller of goods or services in excess of $50,000 (iv) lease as lessee of, or other contract for the use of any real or personal property having in any individual case annual rental or payment obligations of Seller in excess of $50,000, (v) conditional sale agreement, chattel mortgage or other security agreement in excess of $50,000 in any one case, (vi) contract for the production, supply or servicing by Seller of any type of goods, parts or components, or for the provision by Seller of services of any type, involving more than $50,000 in any one case, (vii) lease of any real or personal property as lessor, or (viii) agreement or indenture relating to the borrowing of money, or material licenses, whether as licensee or licensor. Except as set forth on Schedule 3.10(a) hereto (i) Seller has (and to the knowledge of Seller, the other parties thereto have) complied in all material respects with the contracts, leases, agreements, mortgages and the like listed on Schedule 3.10(a) hereto (the “Scheduled Contracts”) all of which, to the knowledge of Seller, are valid and enforceable and (ii) the Scheduled Contracts are in full force and effect and there exists no event or condition known to Seller which with or without notice or lapse of time would be a material default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any Lien on any material Assets, it being acknowledged by the parties hereto that contracts with the U.S. government may be terminated by it for its convenience.

         3.11     Employee Relations.  Except as set forth on Schedule 3.11 hereto, there are no material organized labor controversies pending or, to the knowledge of Seller, threatened against Seller.

         3.12      Employee Plans.  (a)  For purposes of this Agreement, the term “Employee Plan” means such employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Seller or to which Seller is a participating employer or is otherwise obligated to contribute and under which any person employed by Seller (an “Employee”) or formerly employed by Seller or predecessors (a “Former Employee”) participates or has accrued any rights or under which Seller is liable in respect of an Employee or Former Employee. Set forth on Schedule 3.12 hereto are lists of all Employee Plans and other employee benefit plans.

              (b)  Each Employee Plan has been maintained in all material respects in accordance with its terms and with applicable Law.

         3.13      Taxes.   Except as set forth on Schedule 3.13(a) hereto, all tax returns and reports which are required to be filed (subject to any extensions appropriately obtained) by or on behalf of Seller have been duly filed or caused to be filed with the appropriate Governmental Authorities. Except as set forth on Schedule 3.13(b) hereto, payment has been made or provided for as to all federal, state and local taxes, interest, penalties, assessments or deficiencies of Seller shown to be due on such tax returns and reports or proposed or assessed as due by any such Governmental Authority. Except as set forth on Schedule 3.13(a) hereto, there are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of Seller, or claims now pending or matters under discussion with any taxing authority in respect of any tax of Seller. Seller shall assume full and sole responsibility for all tax audits concerning transactions occurring prior to the Closing Date.

         3.14     Customer Contracts.  Seller has provided and assigned to Purchaser all contracts and purchase orders entered into by Seller with Training Business customers as of the date hereof and will provide and assign to Purchaser any additional contracts and purchase orders entered into by Seller with Training Business customers on or prior to the Closing Date.

         4.     Representations and Warranties of Purchaser.   Purchaser represents and warrants to Seller as follows:

        4.1 Corporate Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or held by it and to carry on its business as currently conducted.

        4.2 Authorization and Effect of Agreement.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery by Purchaser of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each of the other documents and instruments contemplated hereby have been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

        4.3 No Restrictions Against Purchase of the Assets.  The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser, or (ii) any contract, Permit or Law issued or applicable to Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by it or the performance by it of the transactions contemplated hereby to be performed by it.

         4.4     Financial Resources.  Purchaser has the cash on hand and/or available credit with which to pay the Purchase Price.

         5.     Closing.

         5.1      Date of Closing.  (a)   The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Purchaser on the first business day following the fulfillment or waiver of the conditions precedent set forth in Sections 7 and 8 hereof or at such other time and place as the parties hereto may mutually agree, but in no event shall the Closing be later than August 31, 2001. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” The following transactions shall take place at the Closing, all of which shall be deemed to have occurred simultaneously and none of which shall be deemed completed unless and until all of them shall have been completed (or waived in writing by the parties entitled to performance):

              (b)  At the Closing, Seller shall deliver to Purchaser the following:

                   (i)   such assignments or other instruments of transfer and assignment, in form and substance reasonably satisfactory to Purchaser, as are effective to vest in Purchaser title to the Assets (including the Intellectual Property Rights); and

                   (ii)   a certificate of the chief executive officer of Seller, in form and substance reasonably satisfactory to Purchaser, certifying Seller’s Certificate of Incorporation and By-laws, its valid existence and good standing in New York, the incumbency of officers or others acting in a representative capacity, and the due authorization of the transactions contemplated hereby.

              (c)     At the Closing, Purchaser shall deliver to Seller the following:

                    (i)   the Purchase Price provided for in Section 3.1(a) hereof.

         6.0      Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the following conditions, except to the extent waived by Purchaser in writing at the Closing:

         6.1      Accuracy of Representations and Compliance with Conditions.  All representations and warranties of Seller contained in this Agreement shall be accurate in all material respects as of the Closing with the same effect as if made on and as of such date. As of the Closing, Seller shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time.

         6.2     Seller's Deliveries.  Seller shall have delivered to Purchaser the documents set forth in Section 5.1(b) hereof.

         6.3      Legal Action.  There shall not have been instituted or threatened any legal proceeding (a) relating to, or seeking to prohibit or otherwise challenge this Agreement or the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages with respect thereto, or (b) which Purchaser shall reasonably determine could have a material adverse effect on Purchaser’s business or the Training Business.

         6.4      No Governmental Action.  There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Purchaser: (a) makes any of the transactions contemplated by this Agreement illegal or (b) imposes material limitations on the ability of Purchaser to operate the Business or to exercise full rights of ownership of the Assets.

         6.5     Execution of Employment and Related Agreements.   Charles James Larusso, Kathi Harvey and, at Purchaser's sole discretion, Christine Boyer, shall have entered into employment, confidentiality, non-compete and non-solicitation agreements with Purchaser in form and substance satisfactory to Purchaser.

         6.6     Terry Turner-James Lawsuit.  Seller shall fully defend, indemnify and hold harmless Purchaser, its shareholders, directors, officers, employees, agents and assigns promptly upon demand and from time to time, from and against any liability whatsoever in respect of the racial, gender and age discrimination lawsuit filed by Terry Turner-James against ICM in New Jersey Superior Court (Essex County, Docket Number ESX-L-6139-99) and shall promptly and fully reimburse Purchaser for any costs incurred by Purchaser, including, without limitation, attorneys fees, in connection therewith. Seller represents and warrants to Purchaser that Seller’s financial position is adequate to satisfy its obligations to Purchaser under this paragraph 6.6.

         6.7      Other Closing Documents.  Seller shall have delivered to Purchaser, at or prior to the Closing, such other documents as Purchaser may reasonably request to carry out the provisions of and the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Purchaser.

        7.0 Conditions to the Obligations of Seller.  The obligations of Seller under this Agreement are subject to the following conditions (unless waived by Seller in writing at the Closing):

        7.1 Accuracy of Representations and Compliance with Conditions.  All representations and warranties of Purchaser contained in this Agreement shall be accurate in all material respects as of the Closing Date with the same effect as if made on and as of such date. As of the Closing, Purchaser shall have performed and complied in all material respects with all covenants and agreements and satisfied all conditions required to be performed and complied with by Purchaser at or before such time.

         7.2     Purchaser's Deliveries.  Purchaser shall have delivered to Seller the funds referenced in Section 5.1(c) hereof.

         7.3      Legal Action.  There shall not have been instituted or threatened any legal proceeding (a) relating to, or seeking to prohibit or otherwise challenge this Agreement or the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto, or (b) which Seller shall reasonably determine could have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or prospects of Purchaser (without giving effect to the transactions contemplated hereby).

         7.4      No Governmental or Legal Action.  There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Seller: (a) makes any of the transactions contemplated by this Agreement illegal or (b) otherwise prohibits, restricts, or delays consummation of the transactions contemplated by this Agreement or impairs the contemplated benefits to Seller of any of the transactions contemplated by this Agreement.

         8.0     Further Agreements of the Parties.

         8.1     General.

              (a)     Seller will use all reasonable efforts and take all reasonable steps, and will cooperate with Purchaser to cause to be fulfilled, those of the conditions set forth in this Agreement to the parties’ respective obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions or inactions of Seller, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

              (b)     Purchaser will use all reasonable efforts and take all reasonable steps, and will cooperate with Seller to cause to be fulfilled, those of the conditions set forth in this Agreement to the parties’ respective obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions or inactions of Purchaser, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

         8.2     Other Agreements.  Until the Closing Date, Seller will:

              (a)     cause all representations and warranties made by Seller hereunder to be true and correct in all material respects as of the Closing Date as if made on the Closing Date; and

              (b)     preserve and maintain Seller's assets, conduct Seller's business only in the normal and ordinary course of business, preserve intact Seller’s business organization and operations, keep available the services of its present officers and employees, preserve in full force and effect Seller’s Contracts and preserve the present business relationships and goodwill of Seller’s suppliers, customers, and others having business relations with Seller.

         8.3      Access Prior to Closing.  Between the date of this Agreement and the Closing and upon Purchaser’s request following the Closing Date if required to enable Purchaser to fulfill its reporting and other regulatory obligations, Seller shall (i) give Purchaser and its authorized representatives full access to all offices and other facilities and properties of Seller and to the books and records of Seller (and permit Purchaser to make copies thereof), (ii) permit Purchaser to make inspections thereof, and (iii) cause its officers and advisers (including, without limitation, their auditors, attorneys, financial advisors and other consultants, agents and advisors) to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of Seller, and to discuss with Purchaser and its authorized representatives the affairs of Seller, all as Purchaser may from time to time reasonably request.

         8.4     Ordinary Course.  From the date hereof until the Closing, Seller shall operate the Training Business only in the ordinary course consistent with past practice.

         8.5      Liens.  Prior to the Closing, Seller shall not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Seller, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Seller), or assign any right to receive income or permit the filing of any financing statement under the New Jersey Uniform Commercial Code or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or assets or any portion thereof, or permit or suffer any such action to be taken.

         8.6      New Lines of Business.  Prior to the Closing, as it relates solely to the Training Business, Seller shall not enter into any line of business other than the Training Business, or make any material change in the scope or nature of its training business, purposes or operations, or undertake or participate in activities other than the continuance of the Training Business.

         8.7      Forgiveness of Debt.  Prior to the Closing, Seller shall not cancel or otherwise forgive, release or waive any claim or indebtedness owed to it by any person or rights of substantial value, except in the case of any claim or indebtedness not material individually or in the aggregate, for adequate consideration and in the ordinary course of business consistent with past practice. Seller shall not forgive, release or waive any prepayments by clients in respect of the Training Business without Purchaser’s express prior written consent.

        8.8      Affiliate Transactions.  Prior to the Closing, solely as it relates to its Traning Business, Seller shall not enter into, be a party to, or perform any transaction or arrangement with any Affiliate related solely to the Training Business.

        8.9       Assets.  Prior to the Closing, solely as it relates to its Training Business, Seller shall not acquire or dispose of any property or assets other than in the ordinary course of business.

         8.10     No Contrary Agreements.  Solely as it relates to its Training Business Seller shall not agree or otherwise commit, whether or not in writing, to do anything which would not be permitted to be done under this Agreement.

         8.11     Expenses.  Purchaser and Seller shall bear their own respective expenses incurred by them in respect of the transactions contemplated hereby.

         8.12     Sales Taxes.  Purchaser shall pay any state or local sales, transfer or usage taxes payable in connection with the sale of the Assets to Purchaser pursuant to this Agreement.

         8.13      Further Assurances.  At any time and from time to time after the date hereof, each party hereto shall, without further consideration, execute and deliver to the other such instruments of transfer , and shall take such other action, as the other may reasonably request to carry out the transfer of assets contemplated by this Agreement.

        8.14       Change of Name.  After the Closing, upon the request of Purchaser, Seller shall change its name to a name entirely dissimilar to its present name.

        8.15       Seller’s Access After tbe Closing.  At any time, and from time to time, after the Closing, Seller shall have the right to review and obtain copies of any records, files, books, documents and other data relating to the Assets and the Training Business with respect to any period prior to the Closing that Seller may reasonably require for any lawful purpose, including, without limitation, Seller’s preparation of tax returns. Purchaser shall retain such records, files, books, documents and other data for a period of at least six years after the Closing and, thereafter, shall give Seller at least 60 days’ prior notice of its intention to discard or destroy any such records, files, books, documents or other data.

         8.16     Seller's Indemnification of Purchaser for Liabilities    Seller shall defend (with counsel reasonably satisfactory to Purchaser), indemnify and hold harmless Purchaser, its shareholders, directors, officers, employees, agents and assigns promptly upon demand at any time and from time to time, from and against any Liabilities (as defined in paragraph 1.1 hereof) or any other liabilities associated with the Training Business.

         9.0     Survival of Representations; Indemnities.

         9.1      Survival.  The representations and warranties of Seller on the one hand, and of Purchaser, on the other, contained in this Agreement shall survive the consummation of the transactions contemplated hereby for a period ending on the first anniversary of the Closing Date, except that Seller’s representations, warranties and covenants contained in paragraphs 6.6 and 8.15 hereof shall survive the consummation of the transactions contemplated hereby for a period ending on the fifth anniversary of the Closing Date.

         9.2      Indemnification by Seller.  Seller shall indemnify and hold harmless Purchaser, and its Affiliates and the successors, assigns, officers, directors, employees, partners and agents of any of them (the “Purchaser Indemnified Parties”), promptly upon demand at any time and from time to time, from and against any and all actions, proceedings, demands and claims asserted against any Purchaser Indemnified Party, and shall reimburse Purchaser Indemnified Parties for any and all losses, liabilities (of every kind or nature, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due), damages, charges, liens, deficiencies or expenses of any nature, including, without limitation, reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred by or assessed against any Purchaser Indemnified Party, and arising out of or resulting from:

              (a)     the inaccuracy of any representation or warranty made by Seller in this Agreement or pursuant hereto;

              (b)      the failure by Seller to perform or observe any term or provision of this Agreement or of any other document, schedule or instrument delivered in connection herewith; or

              (c)     any other liability or obligation of Seller.

        9.3       Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless Seller and Seller’s successors, assigns, stockholders, officers, directors, employees, partners and agents of any of them (the “Seller Indemnified Parties”), promptly upon demand at any time and from time to time, from and against any and all actions, proceedings, demands and claims asserted against any Seller Indemnified Party, and shall reimburse the Seller Indemnified Parties for any and all Damages incurred by or assessed against any Seller Indemnified Party, and arising out of or resulting from:

              (a)     the inaccuracy of any representation or warranty made by Purchaser herein; or

              (b)  the failure by Purchaser to perform or observe any term or provision of this Agreement or of any other document, schedule or instrument delivered in connection herewith.

         9.3      Notice of Claim.  If any legal proceedings, claims or demands are instituted or asserted in respect of which any of Purchaser Indemnified Parties or Seller Indemnified Parties may seek indemnification from another party hereto pursuant to the provisions hereof (such legal proceedings, claims or demands being referred to individually as a “Claim” and collectively as the “Claims”), the indemnified party (after receipt by it of written notice of the commencement or assertion of such Claim) shall promptly cause a written notice of such Claim to be made to the indemnifying party (but the failure to give such notice shall not relieve the indemnifying party of its indemnification obligation hereunder, except to the extent of losses actually caused by such failure).

         9.4      Election to Defend Claim.  Subject to the next sentence hereof, the indemnifying party shall have the right, at its option and expense, to assume the defense, settlement or other disposition (collectively “Defense”) of any Claim, provided that within ten (10) days of receiving the notice with respect to such Claim (or within such shorter period of time as an answer or other responsive motion may be required), the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and each indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim. Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if (a) representation of both the indemnified and indemnifying parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (b) the indemnified party determines in good faith that there is a significant possibility that such Claim may materially and adversely affect it or its Affiliates other than as a result of monetary damages.

         9.6     Procedure for Defense by Indemnifying Party. If the indemnifying party has assumed the Defense of a Claim , then the following shall apply:

              (a)     the indemnified party shall have the right to participate and assist in the Defense of such Claim and to employ its own counsel in connection therewith;

              (b)     the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party’s counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for (i) any such fees and expenses incurred prior to the time the indemnifying party assumed such Defense and (ii) the reasonable costs of investigation and preparation incurred by the indemnified party;

              (c)     counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party;

              (d)     the indemnified party shall not effect any compromise or settlement of such Claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld; and

              (e)     the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld.

         9.7      Defense by Indemnified Party.  If the indemnifying party does not assume the Defense of a Claim as required by this Agreement, the indemnifying party shall have the right, at the sole cost and expense of the indemnifying party, to defend and settle such Claim and to employ its own counsel in connection therewith. In this event, the indemnified party may effect any compromise or settlement of such Claim without the consent of the indemnifying party.

         9.8     Cooperation.  The parties hereto shall cooperate to the fullest extent possible in connection with any Claim in respect of which indemnification is sought under this Agreement.

        10.0      Termination.

        10.1      Bases for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time on or prior to the Closing Date:

              (a)     by the mutual written consent of the parties hereto;

              (b)     by Purchaser:

                   (i)   if any representation or warranty of Seller made in this Agreement was untrue in any material respect when made or is untrue in any material respect on the Closing Date;

                   (ii)   if Seller shall have defaulted in any material respect in the performance of any covenant, agreement or obligation under this Agreement, and such default is not cured within ten days after Seller’s receipt of written notice from Purchaser that such default exists or has occurred; or

                   (iii)   if the conditions to Purchaser's obligations to consummate the transaction contemplated hereby are not or cannot be satisfied on or before August 31, 2001 for any reason other than a breach by Purchaser.

              (c)     by Seller:

                   (i)   if any representation or warranty of Purchaser made in this Agreement was untrue in any material respect when made or is untrue in any material respect on the Closing Date;

                  (ii)   if Purchaser shall have defaulted in any material respect in the performance of any covenant, agreement or obligation under this Agreement, and such default is not cured within ten days after Purchaser’s receipt of written notice from Seller that such default exists or has occurred; or

                   (iii)   if the conditions to Seller's obligations to consummate the transactions contemplated hereby are not or cannot be satisfied on or before August 31, 2001 for any reason other than a breach by Seller.

         10.2      Manner of Exercise.  In the event of the termination of this Agreement prior to the Closing pursuant to Section 10.1, written notice thereof shall forthwith be given to the non-terminating party, and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by any party hereto.

         10.3      Effect of Termination.   In the event of the termination of this Agreement prior to the Closing pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate, except for the rights and obligations of the parties under Section 8.11 hereof and the right of the non-breaching party to seek damages from a breaching party.

         11.0     Miscellaneous.

         11.1      Finders.  Each party hereto represents and warrants that it has not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby.

              11.2     Non-Compete   Seller agrees not to compete with Purchaser for Training Business for one year from the date of closing in the New York, Philadelphia and New Jersey Metropolitan areas.

         11.3 Entire Agreement.   This Agreement (together with the Schedules and Exhibits hereto) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties hereto with respect to those matters.

         11.4     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of laws provisions thereof.

         11.5     Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        11.6      Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                           If to Seller to it or them at:

                           Computer Horizons Corp.
                           49 Old Bloomfield Avenue
                           Mountain Lakes, NJ 07046

                           Attention: Michael C. Caulfield,
                           Vice President & General Counsel

                           If to Purchaser, to it at:

                           AlphaNet Solutions, Inc.
                           7 Ridgedale Avenue
                           Cedar Knolls, NJ 07927

                           Attention:  Jack P. Adler, Esq.
                                       Executive VP & General Counsel

         11.7     Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

        11.8       Waivers and Amendments.  No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver or amendment of this Agreement must be in writing and signed by the party to be charged therewith.

        11.9       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right or obligation hereunder may be assigned or transferred by Seller without Purchaser’s written consent or by Purchaser without Seller’s written consent; provided, however, that Purchaser may assign, without being required to obtain Seller’s consent thereto, any and all of Purchaser’s rights and obligations hereunder to any wholly-owned subsidiary of Purchaser; and, provided further, that Seller may assign, without being required to obtain Purchaser’s consent thereto, any and all of Seller’s rights to receive, or to designate the recipients of, all or any portion of the Escrow Shares.

        11.10      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

         This Agreement has been duly executed on the date hereinabove set forth.

ALPHANET SOLUTIONS, INC.

STAN GANG
By:_________________________________
Stan Gang Chief Executive Officer
COMPUTER HORIZONS CORP

WILLIAM J. MURPHY
By:_________________________________
William J. Murphy Executive Vice President and Chief Financial Officer

[SCHEDULES OMITTED]